Exhibit 10.31(b)

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed

AMENDMENT TO MASTER XRP COMMITMENT TO SELL AGREEMENT

This Amendment (the “Amendment”) supplements and amends the Master XRP Commitment to Sell Agreement between Ripple Labs Singapore Pte. Ltd. (“Company”), and Tranglo Pte. Ltd. (“Purchaser”) dated 11 March 2022 (“CTS Agreement”) and is deemed to have taken effect retroactively from 11 March 2022 (“Effective Date”). Terms not otherwise defined in this Amendment will have the definition set forth in the CTS Agreement.

Amendment to Sections 2(a) and 2(b) of CTS Agreement and Incorporation of Appendix C

The Parties agree as follows:-

1.	Sections 2(a) and 2(b) of the CTS Agreement shall be deleted in their entirety and be replaced with the following:-

“(a)	Withdrawal of XRP.

(i)	Purchaser purchases Committed XRP from Company by withdrawing such Committed XRP from the Bailment Account. Each withdrawal of Committed XRP shall be converted into a fiat purchase price (“Destination Currency”) based on Purchaser’s acceptance of a mutually agreed upon rate quote (“Market Rate”) provided by Company’s hosted service (“On-Demand Liquidity”).

(ii)	If Purchaser withdraws XRP outside of a mutually agreed upon rate quote managed by On-Demand Liquidity, the Market Rate shall be the Breach Price, provided in Section 3(o), as of the time of such withdrawal. Company shall retain reasonable records regarding the Market Rate on a per transaction basis. For the avoidance of doubt, upon each withdrawal, Purchaser shall be deemed to have purchased the XRP from Company, and Purchaser’s obligation to repay the withdrawn XRP to Company on the applicable Maturity Date shall terminate.

(iii)	For any Committed XRP purchased and withdrawn by Purchaser, Purchaser agrees to pay Company an On-Demand Service Fee as set out in Appendix E of the Agreement. Such On-Demand Service Fee shall be calculated based on the total XRP purchased and charged in the billing currency of invoice.

(b)	Purchase Invoices.

(i)	On every Monday, Company will invoice Purchaser for the total XRP withdrawn in the previous week in US Dollar (“USD”) or Singapore Dollar (“SGD”) equivalent together with the applicable On-Demand Service Fee.

(ii)	Purchaser shall pay the Company the amount in any undisputed invoice in USD or SGD on or before the invoice due date. Purchaser shall send the Company a receipt (i.e. confirmation of a wire transfer, etc.) confirming such payment on or before the invoice due date.”

RIPPLE CONFIDENTIAL	Addendum to Commitment to Sell Agreement

2.	Appendix E hereto shall be incorporated into the CTS Agreement.

Interpretation and Effect of Amendment

The Parties agree to amend and supplement certain terms and conditions in the Agreement as set forth herein. All terms and conditions not amended and supplemented by this Amendment shall remain in full force and effect. In the event of any inconsistency between the provisions of this Amendment and the Agreement, the provision of this Amendment shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Amendment through their duly authorized officers effective as of the Effective Date.

RIPPLE LABS SINGAPORE PTE. LTD.		TRANGLO PTE. LTD.

By:	/s/ Eric van Miltenburg	By:	/s/ Lee Yuan Hui
Name:	Eric van Miltenburg	Name:	Lee Yuan Hui
Title:	Chief Business Officer	Title:	Director
Date:	04 / 15 / 2022	Date:	04 / 15 / 2022

Address:	315 Montgomery Street, 2nd Fl.	Address:	105 Cecil Street #22-11,
	San Francisco, CA 94104		The Octagon, Singapore 069534
Attn: General Counsel

Appendix E: On-Demand Service Fees

Destination Currency	On-Demand Service Fee
USD	[***]bps
SGD	[***]bps

RIPPLE CONFIDENTIAL	Addendum to Commitment to Sell Agreement

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